Exhibit 10.1


Michael T. Theilmann


Position:         Executive Vice President, Chief Human Resources and
                  Administration Officer

Starting Date:    June 1, 2005

Base Salary:      $500,000 reviewed annually beginning in 2006

Annual Cash Incentive Compensation

Your 2005 annual cash bonus target will be 50% of your base salary as if you had been at JCPenney for the entire year. The maximum award will be at 100% of base salary. You will participate on the basis of 50% of the award tied to overall JCPenney company performance and 50% of the award based on your individual performance measured against previously agreed objectives.

Fiscal 2005 Equity Grant

You will receive an option to purchase 70,000 shares of JCPenney stock. The option exercise price will be the average of the high and low price of JCPenney stock on the actual date of grant, which will be the start date of your employment at JCPenney. Vesting will be 33.3% each year for three years beginning on the first anniversary of the date of grant.

Fiscal 2006 Equity Grant

Beginning February 1, 2006 you will participate in the "2005 Equity Compensation Plan", which was recently approved by the Board and is being submitted for stockholder approval at this year's annual meeting of stockholders. The plan provides for 50% of your award to be in the form of restricted stock units and 50% in stock options. Your award for the 2006 fiscal year will be targeted at $1.0 million in value. The plan and a description of the plan are contained in our Proxy Statement.

Restricted Stock Awards:

You will receive two one-time awards of restricted securities in respect of forfeited benefits at your current employer. Both awards will be granted effective on the start date of your employment. The first award is in respect of your currently unvested equity, which will be of restricted stock units having a value equal to $1.5 million, which will vest 33.3% each year for three years beginning on the first anniversary of the date of grant, with no further restrictions provided you are actively employed on such date with no break in service.

The second award is in respect of forfeited pension benefits, which will be of restricted stock units having a value equal to $900,000, which will vest 50% on the tenth anniversary of the date of grant, 25% on the 15th anniversary of the date of grant and 25% on the 20th anniversary of the date of grant, with accelerated vesting in the event of involuntary termination without cause.

Severance and Change in Control

We would enter into an agreement with you which would provide that, in the event of termination of employment (other than for cause, death or disability), you would be entitled to receive cash equal to the sum of (a) base salary through the date of termination, (b) pro-rated annual cash bonus for the year of termination, and (c) a severance payment equal to one year's salary plus bonus.

Upon a change in control (as defined in the applicable equity plan), your restricted stock and/or units would vest and your options would become immediately exercisable. In addition, your agreement would provide that if a change in control occurs and you are terminated (other than for cause, death or disability) or if you resign for good reason within two years of the change in control, you would be entitled to receive cash equal to the sum of (a) base salary through the date of termination, (b) pro-rated annual cash bonus for the year of termination, and (c) three times your annual base salary and bonus.

Retirement Benefits and Deferred Compensation

After one year of service, you will be entitled to participate in the Company's defined benefit plan, our benefit restoration plan and 401(k) plans as well as our Mirror Savings Plan. To see how the retirement benefits are calculated under the defined benefit and benefit restoration plans, please look at the table on page 22 of the Proxy Statement. Under the Mirror Savings Plan, participants may elect to defer from 1% to 14% of pay up to $210,000 and 1% to 75% of pay over $210,000. Deferred amounts are generally payable upon retirement, death or other separation from employment. We continue to monitor the developments as a result of the recent deferred compensation regulations, which may require modification to our plans that include deferral elections.

Cobra Offset:

You will be reimbursed for the difference between your Cobra premiums and the cost of J.C. Penney medical and dental insurance premiums at the active associate rate during the first four months of employment until you become benefits eligible.

Other Benefits:

You will be entitled to at least four weeks of vacation each year during your employment and you will be eligible for all other plans and programs offered to JCPenney associates, according to the terms of each plan or program.


                                             /s/ Myron E. Ullman, III
                                            ---------------------------------
                                            Myron E. Ullman, III

                                            /s/ Michael T. Theilmann
                                            ---------------------------------
                                            Michael T. Theilmann

May 9, 2005